Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and “Policies and Procedures Regarding the Release of Portfolio Holdings” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, each dated May 1, 2022 and each included in this Post-Effective Amendment No. 66 to the Registration Statement (Form N-1A, File No. 033-18516) of Franklin Mutual Series Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 18, 2022, with respect to the financial statements and financial highlights of Franklin Mutual Shares Fund, Franklin Mutual Beacon Fund, Franklin Mutual Quest Fund, Franklin Mutual Global Discovery Fund, Franklin Mutual European Fund and Franklin Mutual Financial Services Fund (the funds constituting Franklin Mutual Series Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 27, 2022